News Release

[LOGO APPEARS HERE]

FOR IMMEDIATE RELEASE

Mercury Computer Systems Reports Third Quarter Revenues of

$44.5 Million

GAAP Losses per Share of $0.67

Non-GAAP Losses per Share of $0.36

CHELMSFORD, Mass. — April 27, 2006 — Mercury Computer Systems, Inc. (NASDAQ: MRCY), reported results for its third quarter ended March 31, 2006.

Third quarter revenues were $44.5 million, a decrease of 30.9% from the prior year’s third quarter. Cash flows from operating activities were $5.4 million in the third quarter. Cash, cash equivalents, and marketable securities balance for the third quarter was $168.1 million.

Third quarter GAAP operating losses were $24.1 million. Third quarter GAAP net losses were $14.1 million. GAAP diluted losses per share were $0.67 for the third quarter. GAAP net losses include $12.6 million in charges, consisting of $3.2 million in stock-based compensation costs, $2.2 million in amortization of acquired intangible assets, a $5.3 million inventory writedown, and $1.9 million in restructuring costs. Excluding the impact of these charges, third quarter non-GAAP operating losses were $11.5 million. Third quarter non-GAAP net losses were $7.5 million. Non-GAAP losses per share were $0.36 for the third quarter.

“Our disappointing Q3 performance represents the first quarterly loss in 15 years at Mercury,” said Jay Bertelli, president and chief executive officer of Mercury Computer Systems, Inc. “The Q3 focus on cost reductions must now shift to growing our revenues by aggressively pursuing our strategies. The increase in our backlog, which is mostly defense-related, is encouraging. However, the uncertainties associated with program cuts and funding delays cause us to be cautious in projecting the turn.”

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199 Riverneck Road, Chelmsford, Massachusetts    01824-2820    U.S.A.

978-256-1300    •    Fax 978-256-0852    •    www.mc.com

Mercury Computer Systems Reports Third Quarter Revenues of $44.5 Million                                                      Page 2

Backlog

The Company’s total backlog at the end of the third quarter was $102.1 million, a $20.4 million decrease from the same quarter last year. The total backlog increased by $21.3 million from the second quarter of the current fiscal year. Of the current total backlog, $92.8 million represents shipments scheduled over the next 12 months. The book-to-bill ratio was 1.5 for the quarter.

Defense

Revenues for the quarter from the Defense business were $18.4 million, representing 42% of the Company’s total revenues. Revenues were strongest in the radar and defense technology markets.

Commercial Imaging and Visualization

Revenues for the quarter from Commercial Imaging and Visualization were $11.2 million, representing 25% of the Company’s total revenues. Revenues were strongest in the MRI market.

Advanced Solutions

Revenues for the quarter from Advanced Solutions were $11.6 million, representing 26% of the Company’s total revenues.

Modular Products and Services

Revenues for the quarter from Modular Products and Services were $3.3 million, representing 7% of the Company’s total revenues.

Business Outlook

This section presents our current expectations and estimates, given current visibility, on our business outlook. It is possible that actual performance will differ materially from the ranges and estimates given – either on the upside or on the downside. Investors should consider all of the risks, including those listed in the Safe Harbor Statement below, with respect to these estimates, and make themselves aware of the risk factors that may impact the Company’s actual performance.

For the fourth quarter of fiscal year 2006, revenues are currently expected to be in the range of $61 to $66 million.

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199 Riverneck Road, Chelmsford, Massachusetts    01824-2820    U.S.A.

978-256-1300    •    Fax 978-256-0852    •    www.mc.com

Mercury Computer Systems Reports Third Quarter Revenues of $44.5 Million                                                      Page 3

The Company currently expects fourth quarter fiscal 2006 GAAP losses per share to be in the range of a loss of $0.09 to breakeven. Excluding the impact of stock-based compensation costs, amortization of acquired intangible assets, and restructuring costs, fourth quarter fiscal year 2006 non-GAAP earnings per share are currently expected to be in the range of $0.04 to $0.16.

We are currently anticipating revenues in the range of $235 million to $240 million for the 2006 fiscal year. On our January 26, 2006 earnings call, the Company estimated an annual revenue range for the 2006 fiscal year of $250 to $260 million. The revision is based primarily on several large defense programs experiencing timing delays, and slower market adoption of the new 3D products in Life Sciences.

Based on anticipated revenues, the Company currently expects 2006 fiscal year GAAP losses per share to be in the range of a loss of $0.56 to a loss of $0.47. Excluding the impact of stock-based compensation costs, amortization of acquired intangible assets, in-process research and development charges, restructuring charges, and the inventory writedown, fiscal year 2006 non-GAAP earnings per share are currently expected to be in the range of $0.15 to $0.27.

Recent Highlights

In February, Mercury announced availability of its training services for programming the Cell Broadband Engine™ (BE) processor. The interactive sessions enable software developers to build and migrate compute-intensive applications to Cell Technology, using open source and Mercury software tools, and in-depth, hands-on programming exercises tailored to a participant’s skill level.

Mercury and the Massachusetts General Hospital (MGH) were selected by Advanced Imaging Magazine for its 2006 Imaging Solutions of the Year Award. Announced in February, the award recognizes the collaborative solution Mercury and MGH developed for Digital Breast Tomosynthesis (DBT). DBT is a technique that enables the reconstruction of a 3D-volume from a series of 2D projection images, enabling physicians to find cancers earlier and more easily. Mercury reduced reconstruction time from five hours to five minutes, making the DBT technique clinically viable. It is now in clinical trials at multiple sites with a major medical OEM.

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199 Riverneck Road, Chelmsford, Massachusetts    01824-2820    U.S.A.

978-256-1300    •    Fax 978-256-0852    •    www.mc.com

Mercury Computer Systems Reports Third Quarter Revenues of $44.5 Million                                                      Page 4

Mercury and Texas instruments (TI) announced their collaboration in February on the development of the Mercury MTI-203 AMC (Advanced Mezzanine Card) for the next-generation mobile broadband market. The highly integrated module is designed to support TI’s newly announced WiMAX/802.16e infrastructure solution for wireless applications, which includes software, analog, and RF products from TI. WiMAX (Worldwide Interoperability for Microwave Access) is an evolving standard for point-to-multipoint wireless networking that provides high-throughput broadband connections over long distances for a number of applications, including high-speed enterprise connectivity for businesses.

In March, Mercury showcased the expanded functionality of its 3D to the Core platform at the European Congress of Radiology in Vienna, Austria. The platform features the Mercury Visage™ product family, which is designed to significantly accelerate the processing of ever-larger amounts of medical imaging data, and cost-effectively enable a 3D diagnostic workflow to be completely integrated within a radiology department’s existing workflow. Mercury also announced its partnership with Acuo Technologies, a provider of medical image management and archiving solutions based in Minnesota. Acuo, in collaboration with U.S. service providers, will include Mercury Visage PACS as a bundled offering in its application service provider (ASP) offering in the United States.

Mercury announced in March that it joined the Xilinx Alliance Program, which is composed of companies with the best available technologies in the areas of IP cores, EDA, DSP, and embedded development tools, as well as design services, board-level products, integrated circuits, and electronic components. Member companies provide optimized products and services that contribute to a broad selection of industry-standard solutions dedicated for use with Xilinx programmable logic. Mercury also announced the availability of its new Serial RapidIO IP core, which provides full-featured interoperability for Xilinx® Virtex™ and Spartan™ FPGA (field-programmable gate array) processor families.

Mercury introduced Versions 1.5 and 1.6 of its VistaNav™ multi-function flight display (MFD) system in March and April, respectively. As the first portable MFD with 3D synthetic vision, VistaNav provides a complete, portable backup navigation solution that enables the pilot to

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199 Riverneck Road, Chelmsford, Massachusetts    01824-2820    U.S.A.

978-256-1300    •    Fax 978-256-0852    •    www.mc.com

Mercury Computer Systems Reports Third Quarter Revenues of $44.5 Million                                                      Page 5

manage all phases of flight with optimal situational awareness. Version 1.5 integrates comprehensive XM satellite weather information, which enhances the pilot’s ability to negotiate both terrain and weather in challenging flight conditions. Version 1.6 includes Mercury’s new, patent-pending “Radar Vectors” functionality, which provides 3D guidance during non-standard routings such as radar vector navigation or course deviations around traffic and weather.

At the Embedded Systems Conference in April, Mercury announced the first 1U blade server with Cell BE processors. The Mercury 1U Dual Cell-Based Server is the Company’s latest Cell BE processor-based product, and was developed in response to customer interest in deploying the Cell BE processor in an industry-standard architecture. Designed to deliver an unprecedented 410 GFLOPS of performance in a rack-mountable 1U server form factor, the 1U Dual Cell-Based Server is suitable for compute-intensive embedded applications such as video and image processing, medical imaging, and seismic processing.

Conference Call Information

Mercury will host a conference call today, Thursday, April 27, 2006 at 5:00 p.m. ET to discuss the third quarter 2006 results and review the financial and business outlook for the remainder of the year.

To listen to the conference call, dial (800) 289-0518 in the USA and Canada, and for international, dial (913) 981-5532. The conference code number is 3423533. Please call five to ten minutes prior to the scheduled start time. This call will also be broadcast live over the web at www.mc.com/investor under Financial Events.

A replay of the call by telephone will be available from approximately 8:00 p.m. ET on Thursday, April 27 through midnight ET on Friday, May 5. To access the replay, dial (888) 203-1112 in the USA and Canada, and for international, dial (719) 457-0820. Enter access code 3423533. A replay of the webcast of the call will be available for an extended period of time on the Financial Events page of the Company’s website at www.mc.com/investor.

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199 Riverneck Road, Chelmsford, Massachusetts    01824-2820    U.S.A.

978-256-1300    •    Fax 978-256-0852    •    www.mc.com

Mercury Computer Systems Reports Third Quarter Revenues of $44.5 Million                                                      Page 6

Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides non-GAAP financial measures adjusted to exclude certain non-cash and other specified charges, which the Company believes are useful to help investors better understand its past financial performance and prospects for the future. However, the presentation of non-GAAP financial measures is not meant to be considered in isolation or as a substitute for financial information provided in accordance with GAAP. Management believes these non-GAAP financial measures assist in providing a more complete understanding of the Company’s underlying operational results and trends, and management uses these measures along with their corresponding GAAP financial measures to manage the Company’s business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. A reconciliation of GAAP to non-GAAP financial results discussed in this press release is contained in the attached exhibits.

Forward-Looking Safe Harbor Statement

This press release contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, including those relating to anticipated fiscal 2006 business performance and beyond. You can identify these statements by our use of the words “may,” “will,” “should,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to, general economic and business conditions, including unforeseen weakness in the Company’s markets, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology, and methods of marketing, delays in completing engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, continued funding of defense programs, the timing of such funding, changes in the U.S. Government’s interpretation of federal procurement rules and regulations, market acceptance of the Company’s products, shortages in components, production delays due to performance quality issues with outsourced components, and inability to fully realize the expected benefits from acquisitions or delays in realizing such benefits, challenges in integrating acquired businesses, and achieving anticipated synergies, and difficulties in retaining key customers. These risks and uncertainties also include such additional risk factors as are discussed in the Company’s recent filings with the U.S. Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended December 31, 2005. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

About Mercury Computer Systems, Inc.

Mercury Computer Systems, Inc. (NASDAQ: MRCY) is the leading provider of high-performance embedded, real-time digital signal and image processing solutions. Mercury’s solutions play a critical role in a wide range of applications, transforming sensor data to information for analysis and interpretation. In military reconnaissance and surveillance platforms the Company’s systems process real-time radar, sonar, and signals intelligence data. Mercury’s systems are also used in state-of-the-art medical diagnostic imaging devices including MRI, PET, and digital X-ray, and in semiconductor imaging applications including photomask

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199 Riverneck Road, Chelmsford, Massachusetts    01824-2820    U.S.A.

978-256-1300    •    Fax 978-256-0852    •    www.mc.com

Mercury Computer Systems Reports Third Quarter Revenues of $44.5 Million                                                      Page 7

generation and wafer inspection. Mercury provides advanced 3D image processing and visualization software and optimized systems to diverse end markets including life sciences, geosciences, and simulation. The Company also provides radio frequency (RF) products for enhanced communications capabilities in military and commercial applications.

Based in Chelmsford, Massachusetts, Mercury serves customers in North America, Europe and Asia through its direct sales force and a network of subsidiaries and distributors. Visit Mercury on the web at www.mc.com.

# # #

Contact:

Robert Hult, CFO

978-967-1990 / rhult@mc.com

Cell Broadband Engine is a trademark of Sony Computer Entertainment Inc. Visage and VistaNav are trademarks of Mercury Computer Systems, Inc. Other product and company names mentioned may be trademarks and/or registered trademarks of their respective holders.

MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2006	June 30, 2005
Assets
Current assets:
Cash and cash equivalents	$30,497	$43,143
Marketable securities	105,891	131,702
Accounts receivable, net	27,715	40,033
Inventory, net	18,855	16,691
Deferred tax assets, net	3,196	2,664
Prepaid expenses and other current assets	10,742	7,737

Total current assets	196,896	241,970
Marketable securities	31,743	53,382
Property and equipment, net	31,514	29,484
Goodwill	90,199	37,080
Acquired intangible assets, net	24,391	5,402
Deferred tax assets, net	1,695	4,481
Other non-current assets	5,068	5,327

Total assets	$381,506	$377,126

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$11,142	$8,627
Accrued expenses	14,431	8,091
Accrued compensation	11,440	13,965
Notes payable	10,287	831
Income taxes payable	—	3,128
Deferred revenues and customer advances	12,653	8,162

Total current liabilities	59,953	42,804
Notes payable	125,602	134,997
Accrued compensation	1,581	1,281
Other long-term liabilities	968	218

Total liabilities	188,104	179,300
Shareholders’ equity:
Common stock	210	210
Additional paid-in capital	74,445	10,365
Retained earnings	120,149	188,094
Accumulated other comprehensive loss	(1,402)	(843)

Total shareholders’ equity	193,402	197,826

Total liabilities and shareholders’ equity	$381,506	$377,126

MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three months ended March 31,		Nine months ended March 31,
	2006	2005	2006	2005
Net revenues	$44,478	$64,345	$173,879	$178,659
Cost of revenues	26,607	21,797	74,825	61,519

Gross profit	17,871	42,548	99,054	117,140
Operating expenses:
Selling, general and administrative	22,286	17,236	63,660	50,719
Research and development	15,614	12,998	46,322	35,848
Amortization of acquired intangible assets	2,179	895	6,220	1,887
In-process research and development	—	—	548	—
Restructuring	1,873	—	1,873	—

Total operating expenses	41,952	31,129	118,623	88,454

(Loss) income from operations	(24,081)	11,419	(19,569)	28,686
Interest income	1,656	1,307	4,708	3,454
Interest expense	(1,010)	(1,053)	(3,096)	(3,163)
Other income (expense), net	56	(22)	27	(262)

(Loss) income before income taxes	(23,379)	11,651	(17,930)	28,715
Income tax (benefit) provision	(9,247)	3,495	(8,103)	8,615

Net (loss) income	$(14,132)	$8,156	$(9,827)	$20,100

Net (loss) income per share:
Basic	$(0.67)	$0.39	$(0.47)	$0.95

Diluted	$(0.67)	$0.34	$(0.47)	$0.84

Weighted average shares outstanding:
Basic	20,961	21,011	20,974	21,054

Diluted (1)	20,961	26,007	20,974	26,017

ABOVE PREPARED IN ACCORDANCE WITH GAAP

ADDITIONAL SUPPLEMENTAL INFORMATION

UNAUDITED NON-GAAP CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three months ended March 31,		Nine months ended March 31,
	2006	2005	2006	2005
Net revenues	$44,478	$64,345	$173,879	$178,659
Cost of revenues (a) (b)	20,887	21,797	68,937	61,519

Gross profit	23,591	42,548	104,942	117,140
Operating expenses:
Selling, general and administrative	20,013	17,236	58,411	50,719
Research and development	15,040	12,998	44,813	35,848

Total operating expenses (a) (b) (c) (d) (e)	35,053	30,234	103,224	86,567

(Loss) income from operations (a) (b) (c) (d) (e)	(11,462)	12,314	1,718	30,573
Interest income	1,656	1,307	4,708	3,454
Interest expense	(1,010)	(1,053)	(3,096)	(3,163)
Other income (expense), net	56	(22)	27	(262)

(Loss) Income before income taxes (a) (b) (c) (d) (e)	(10,760)	12,546	3,357	30,602
Income tax (benefit) provision (f) (g)	(3,228)	3,764	1,007	9,181

Net (loss) income	$(7,532)	$8,782	$2,350	$21,421

Net (loss) income per share:
Basic	$(0.36)	$0.42	$0.11	$1.02

Diluted	$(0.36)	$0.36	$0.11	$0.89

Weighted average shares outstanding:
Basic	20,961	21,011	20,974	21,054

Diluted (1)	20,961	26,007	21,260	26,017

A reconciliation between net income (loss) on a GAAP basis and non-GAAP net income (loss) is as follows:
	Three months ended March 31,		Nine months ended March 31,
	2006	2005	2006	2005
GAAP net income (loss)	$(14,132)	$8,156	$(9,827)	$20,100
(a) Stock-based compensation:
Cost of revenues	364	—	532	—
Selling, general and administrative	2,273	—	5,249	—
Research and development	574	—	1,509	—
(b) Inventory writedown	5,356	—	5,356	—
(c) Amortization of purchased intangible assets	2,179	895	6,220	1,887
(d) In-process research and development	—	—	548	—
(e) Restructuring	1,873	—	1,873	—
(f) Income tax effect (at GAAP rate)	(4,991)	(269)	(9,620)	(566)
(g) Adjusted tax rate (excluding impact of non-GAAP items)	(1,028)	—	510	—

Non-GAAP net income (loss)	$(7,532)	$8,782	$2,350	$21,421

(1) Under GAAP, when calculating diluted earnings per share, convertible debt must be assumed to have converted if the effect on EPS would be dilutive. For Mercury, dilution occurs when net income is $2.3 million per quarter, or $3.0 million per quarter on a non-GAAP basis. Accordingly, for net income for the three and nine months ended March 31, 2006, diluted shares exclude the conversion of the convertible debt as the effect would be anti-dilutive. For the three and nine months ended March 31, 2005, diluted shares assume the conversion of the convertible debt as the effect would be dilutive. Accordingly, for the three and nine months ended March 31, 2005, 4.1 million shares have been included in diluted shares and $0.6 million and $1.8 million of net interest expense and deferred financing costs have been added back to net income for the diluted earnings per share calculation. On a non-GAAP basis for the three and nine months ended March 31, 2006, diluted shares exclude the conversion of the convertible debt as the effect would be anti-dilutive. On a non-GAAP basis for the three months and nine months ended March 31, 2005 diluted shares assume the conversion of the convertible debt as the effect would be dilutive. Accordingly, on a non-GAAP basis, 4.1 million shares have been included in diluted shares and $0.6 and $1.8 million of net interest expense and deferred financing costs have been added back to net income for the diluted earnings per share calculation.

MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three months ended March 31,		Nine months ended March 31,
	2006	2005	2006	2005
Cash flows from operating activities:
Net (loss) income	$(14,132)	$8,156	$(9,827)	$20,100
Depreciation and amortization	4,725	3,012	13,403	7,821
Other and non-cash items, net	829	1,488	3,706	2,957
Changes in operating assets and liabilities	13,948	945	18,431	2,195

Net cash provided by operating activities	5,370	13,601	25,713	33,073

Cash flows from investing activities:
Sales (purchases) of marketable securities, net	(1,676)	2,434	47,105	22,708
Purchases of property and equipment	(2,970)	(2,824)	(8,369)	(7,382)
Acquisition of businesses, net of cash acquired	—	—	(67,506)	(16,184)
Other investing items	29	—	(2,000)	—

Net cash used in investing activities	(4,617)	(390)	(30,770)	(858)

Cash flows from financing activities:
Proceeds from employee stock plans	322	1,144	5,111	4,809
Purchases of common stock	—	(8,335)	(12,284)	(24,966)
Principal payments under notes payable	(191)	(234)	(653)	(1,241)
Other financing items	123	—	303	—

Net cash provided by (used in) financing activities	254	(7,425)	(7,523)	(21,398)

Effect of exchange rate changes on cash and cash equivalents	(50)	205	(66)	(247)

Net increase (decrease) in cash and cash equivalents	957	5,991	(12,646)	10,570

Cash and cash equivalents at beginning of period	29,540	23,274	43,143	18,695

Cash and cash equivalents at end of period	$30,497	$29,265	$30,497	$29,265